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                                                                      Exhibit 99
                                                                         2001-15
     NEWS RELEASE

                       HECLA SIGNS AGREEMENT IN PRINCIPLE
                           TO CAP ENVIRONMENTAL COSTS

                              FOR IMMEDIATE RELEASE
                                 August 20, 2001

     COEUR D'ALENE, IDAHO -- Hecla Mining Company (HL & HL-PrB:NYSE) today announced it has reached an agreement in principle with the United States and State of Idaho to settle the governments' claims for natural resource damages and cleanup costs related to historic mining practices in the Coeur d'Alene Basin in northern Idaho. When finalized, the settlement will resolve five years of protracted litigation. The settlement would release Hecla from any further liability to the governments for its historic mining practices in the Coeur d'Alene Basin. In addition, the agreement covers three other sites in Idaho, capping the total amount of cleanup-related expenditures Hecla is responsible for annually at the Bunker Hill superfund site, the Grouse Creek mine and the Stibnite site in central Idaho. The settlement will provide considerable cost containment and certainty to Hecla, while allowing for significant environmental cleanup over a 30-year period.
     Because the proposed settlement covers more properties than just the Coeur d'Alene Basin and includes an annual cap on work commitments and payments, the net result is a significantly better outcome for Hecla than a settlement on the Basin alone. Hecla Mining Company Chairman and Chief Executive Officer Arthur Brown said, "We negotiated the best outcome possible for our company, our shareholders and our employees, while continuing to take care of the environment. Our investors will understand the value of this arrangement in that it brings closure to the uncertainty of a billion-dollar lawsuit."
     The implementation of the settlement will reduce Hecla's annual environmental costs to an amount that is manageable for the company, while insuring that work on these properties continues at a reasonable pace that protects the environment. Over the past three-and-one-half years, Hecla's environmental expenditures at Bunker Hill, the Coeur d'Alene Basin, Grouse Creek and Stibnite have been approximately $32 million, averaging more than $9 million per year. The agreement limits the total cost of payments and cleanup obligations in the Basin and at the Bunker Hill superfund site, Grouse Creek and Stibnite to a fixed annual cap of $5 million for each of the first two years of the agreement and $6 million in each of the next eight years. Hecla has committed to work and/or payments of $4 million annually for the following 20 years. In addition to the fixed work and payment obligations, Hecla would make cash payments based upon a small percentage of positive net cash flow generated by operations during the term of the agreement.

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     Brown said, "It is good to bring some closure for our shareholders concerning the uncertainty posed by this process over the past several years.
We have worked hard to come to a settlement structure that protects the viability of the company over the long term. This process has unfairly penalized Hecla by giving us the burden of historical impacts of dozens of companies that no longer exist. And while we believe we have good defenses if we continued this fight in court, I feel it is best for our company to close this matter, put it behind us and move forward."
     Brown said that persistently low metals prices have prompted the company to take measures to conserve cash, and he said, "This proposed settlement reduces expenditures and breaks the payments down over a long enough period of time so they are at a manageable level. It also gives us a measure of comfort on our costs for several other properties." He continued, "The agreement addresses the majority of the claims in the Coeur d'Alene Basin, but we will continue to work with the government and the Coeur d'Alene Indian Tribe to include the Tribe in the final consent decree."
     Brown said he remains committed to the cleanup process. "I want to make sure that the governments use these dollars effectively and efficiently, that the money actually goes for cleanup, and that it listens to the local communities about what is best for them."
     Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines and processes silver and gold in the United States, Venezuela and Mexico. Precious metals production for Hecla during 2001 is expected to be just under 8 million ounces of silver and approximately 160,000 ounces of gold. A 110-year-old company, Hecla has long been well known in the mining world and financial markets as a primary silver producer. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.
     Statements made which are not historical facts, such as anticipated payments, production, sales of assets, exploration results and plans, costs, prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production, project development risks and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.


  Contact:  Vicki J. Veltkamp, vice president - investor and public relations,
                                  208/769-4144

     Hecla's Home Page can be accessed on the Internet at: http://www.hecla-
                                   mining.com